GNC Responds to Claims by Oregon Attorney General

PITTSBURGH--October 23, 2015--GNC Holdings, Inc. (NYSE:GNC), a leading global specialty retailer of health and wellness products, announced today that it has filed a motion to remove to Federal Court the lawsuit filed against it by the Oregon Attorney General. In making the filing the company issued the following statement:
“GNC believes that the lawsuit filed by the Oregon Attorney General is without merit, and the Company intends to defend itself vigorously against this unfair action.
Regrettably, despite our best efforts, we were unable to reach an agreement with the Oregon Attorney General. As a next step, the Company filed today to have the action moved to Federal court. Products sold by GNC are regulated by the U.S. Food and Drug Administration. GNC’s vendors certify that they are in full compliance with the Food, Drug and Cosmetic Act (FDC Act), and to guarantee that their products meet all applicable Federal and state laws.
Consistent with retail standard practice, GNC has appropriately relied on the guarantees of suppliers that their products are lawful. This is a basic tenet of retail sales and is recognized in federal law in the FDC Act and what is known nationally as the “FDA Guarantee.” GNC is contractually entitled to indemnification by its third-party vendors related to these guarantees and requires appropriate levels of third party vendor insurance.
GNC takes the quality of its products and compliance by third parties seriously, and the Company takes responsible measures to review any concerns when raised by the FDA or other regulatory bodies. With respect to the two ingredients at issue in the Oregon Attorney General’s lawsuit, picamilon was included as an ingredient in dietary supplements widely sold by major retailers up to the time of the filing of Oregon’s lawsuit on October 22, 2015, and products containing BMPEA were also widely available until the FDA issued a warning letter in April, 2015. There is no basis for the Oregon Attorney General’s assertion that GNC or any other retailer “knew or should have known” that these ingredients were not legal for use in dietary supplements. As a matter of law, this critical legal issue remains undetermined as neither FDA nor any court has issued a legally binding determination of the status of these ingredients.
GNC stopped selling products with BMPEA and picamilon, immediately upon learning indirectly, rather than from notice directed at GNC, that FDA did not view BMPEA and picamilon as legal dietary ingredients. Neither picamilon nor BMPEA were included in a previous FDA warning letter or other FDA notification. Further, GNC took action to remove BMPEA and picamilon products even though the FDA did not raise any safety concerns with respect to these ingredients, and neither notice constituted a legally binding FDA action on the legal status of these ingredients. Products containing BMPEA and picamilon were produced by third parties and accounted for less than one percent of the Company’s sales.
GNC will continue to play a leading role in setting industry quality and compliance standards, as we always have. We are committed to providing our customers with the highest quality supplements available, using the purest and most effective ingredients, to help them live healthier lives.”
About GNC Holdings, Inc.
GNC Holdings, Inc. (GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.
The Company's foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of vitamins, minerals, herbal supplements, diet, sports nutrition and protein products. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® - and nationally recognized third party brands.
GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. As of June 30, 2015, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 1,067 franchise and 2,304 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries.

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